SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 31, 2006

ADAPTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

691 S. Milpitas Boulevard

Milpitas, CA

95035

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 945-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 31, 2006, Adaptec, Inc. (“Adaptec” or the “Company”) and one of its wholly owned subsidiaries signed a definitive agreement with Sanmina–SCI Corporation and its wholly owned subsidiary, Sanmina-SCI USA, Inc. (the”Definitive Agreement”), for the sale of Adaptec’s Original Equipment Manufacturer (“OEM”) block-based systems business for $14.6 million, of which $5.0 million will be received over the next two years.  In addition, Sanmina-SCI USA agreed to pay Adaptec contingent consideration of up to an additional $12.0 million if certain revenue levels are achieved over the next three years. Sanmina intends to operate Adaptec’s OEM block-based business within Sanmina-SCI’s Original Design Manufacturing (“ODM”) subsidiary, Newisys.

Under the terms of the Definitive Agreement, Sanmina-SCI USA will assume most OEM contracts for Adaptec block-based systems customers.  The sale of the OEM block-based systems business, in terms of future expected revenues, represents approximately half of the planned divestiture of the systems business that was included in discontinued operations as of December 31, 2005.  In return, Sanmina-SCI USA will supply Adaptec with block-based system products for the continued sale through the channel.  This arrangement will cease upon identifying a buyer for the remainder of the Company’s systems business, which represents block- and file-based systems, including Snap-branded solutions. At that time, the new buyer would assume the supply agreement and channel distribution of all products of the systems business.

The Company expects to record a gain of approximately $13.0 million, subject to final closing adjustments, on the sale of the OEM block-based systems business in the fourth quarter of fiscal 2006, which will be recorded in “Income (loss) from disposal of discontinued operations, net of taxes,” in the Consolidated Statements of Operations. The Definitive Agreement will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2006.  A press release regarding this transaction is included as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release issued by the Company on January 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAPTEC, INC.

By:	/s/ Marshall L. Mohr
Marshall L. Mohr
Vice President and Chief Financial Officer
Date: February 6, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by the Company on January 31, 2006.